Exhibit 99.1

United Security Bancshares, Inc. Announces Quarterly and Twelve
Months Earnings

          THOMASVILLE, Ala., Feb. 2 /PRNewswire-FirstCall/ -- United Security Bancshares, Inc. (Nasdaq: USBI) today reported net income for the quarter ended December 31, 2004, of $3,599,000 compared to $3,650,000 for the same period of 2003, a 1.4% decrease.  On a diluted per share basis, net income for the fourth quarter of 2004 was $0.56, compared to $0.57 for 2003, a 1.8% decrease.  On a year-to-date basis, net income increased from $11,415,000 in 2003 to $13,131,000 in 2004, a 15.0% increase.  On a diluted per share basis, net income for the twelve months ended December 31, 2004, was $2.04, compared to $1.77 for 2003, a 15.3% increase.

          The primary factors for the decrease in net income fourth quarter 2004 compared to fourth quarter 2003 was a $231,000 increase in the provision for loan losses which was off-set somewhat by a $101,000 increase in net interest income.  Improved net interest margin and improved operating performance of the Company’s finance company subsidiary, Acceptance Loan Company (ALC), are the primary reasons for the 15.0% increase in year-to-date 2004 net income.

          Performance ratios continue to show improvement with return on average assets at 2.26% and return on average equity increasing to 16.92%.

          At December 31, 2004, total assets amounted to $586,153,000, an increase of 3.3% over December 31, 2003.  Total deposits showed an increase of $9,243,000, or 2.4%.  Loans, net of unearned discount, increased 4.5% to $403,984.  Shareholders’ equity totaled $81,913,000, which represents a book value of $12.74 per share.  Dividends for the fourth quarter were $0.18 per share.

UNITED SECURITY BANCSHARES, INC.
(Unaudited Financial Highlights)
(In thousands, except per share amounts and percentages)

	3 Months Ended December 31,		12 Months Ended December 31,

	2004	2003	2004	2003

Earnings Summary:
Net Interest Income	$10,057	$9,956	$39,225	$35,587
Provision for Credit Losses	1,074	843	3,724	3,505
Non-Interest Income	1,392	1,540	5,595	5,662
Non-Interest Expense	5,444	5,357	22,045	21,306
Income Before Income Taxes	$4,931	$5,296	$19,051	$16,438
Income Tax Provision	1,332	1,646	5,920	5,023
Net Income	$3,599	$3,650	$13,131	$11,415
Earnings Per Share:
Basic	$0.56	$0.57	$2.04	$1.77
Diluted	0.56	0.57	2.04	1.77
Dividends Per Share	0.18	0.17	0.72	0.67

	December 31,

	2004	2003

Balance Sheet Summary:
Total Assets	$586,153	$567,188
Total Earning Assets	533,695	525,730
Loans, Net of Unearned Discount	403,984	386,578
Allowance for Credit Losses	7,061	6,842
Total Deposits	396,923	387,680
Common Shareholders’ Equity	81,913	73,329
Book Value Per Share	12.74	11.40
Average Balance Sheet Data:
Total Assets	$582,048	$549,705
Total Earning Assets	533,008	511,220
Loans, Net of Unearned Discount	391,435	365,532
Total Deposits	391,853	372,141
Common Shareholders’ Equity	77,623	69,421
Performance Ratios:
Return on Average Assets	2.26%	2.08%
Return on Common Equity	16.92%	16.44%
Average Shares Outstanding
Basic	6,430,767	6,431,701
Diluted	6,430,767	6,431,701

SOURCE  United Security Bancshares, Inc.
          -0-                              02/02/2005
          /CONTACT:     Larry Sellers or Robert Steen of United Security Bancshares,
Inc., +1-334-636-5424/